As filed with the Securities and Exchange Commission on August 25, 2006

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ev3 Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0138874
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

9600 54th Avenue North

Plymouth, Minnesota 55442

 (763) 398-7000

(Address of Registrant’s Principal Executive Office) (Zip Code)

ev3 Inc. Amended and Restated 2005 Incentive Stock Plan

 (Full title of the plan)

L. Cecily Hines

Vice President, Secretary and Chief Legal Officer

ev3 Inc.

9600 54th Avenue North

Plymouth, Minnesota 55442

 (763) 398-7000

 (Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Amy E. Culbert, Esq.

Oppenheimer Wolff & Donnelly LLP

45 South Seventh Street, Suite 3300

Minneapolis, Minnesota 55402-1509

(612) 607-7287

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,000,000 shares	$15.28	$61,120,000	$6,539.84 (3)

(1)          The number of shares of common stock, par value $0.01 per share (“Common Stock”), stated above represents an increase in the total number of shares reserved for issuance under the ev3 Inc. Amended and Restated 2005 Incentive Stock Plan (the “Plan”).  2,000,000 shares have been previously registered under a Registration Statement on Form S-8 (File No. 333-125990).  In addition, the maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)          Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act and calculated as follows: (i) with respect to stock options to purchase shares and stock grants previously granted under the Plan, on the basis of the weighted average exercise price of these stock options and the fair market value of these stock grants, and (ii) with respect to stock options and other incentive awards to be granted under the Plan based on the average of the high and low sales prices of the Common Stock, as reported on the NASDAQ Global Select Market on August 24, 2006.

(3)          The Registrant previously paid a filing fee of $27,071 in connection with the Registration Statement on Form S-1 (File No. 333-123851) filed by the Registrant on April 5, 2005, for the registration of $230,000,000 in shares of common stock.  Prior to the termination of the Registrant’s initial public offering under the Form S-1 Registration Statement, $167,650,000 in shares of common stock were sold thereunder.  Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $4,805.36 of the filing fee due in connection with this Registration Statement from the $4,805.36 remaining of the $7,338 portion of the filing fee that was previously paid in connection with the Form S-1 Registration Statement and associated with the unsold securities thereunder.

STATEMENT UNDER GENERAL INSTRUCTION E—
REGISTRATION OF ADDITIONAL SECURITIES

The registrant, ev3 Inc. (the “Company” or “Registrant”), previously filed a Registration Statement on Form S-8 (SEC File No. 333-125990) with the Securities and Exchange Commission (the “Commission”) in connection with the registration of 2,000,000 shares of the Company’s common stock to be issued under the ev3 Inc. Amended and Restated 2005 Incentive Stock Plan (the “Plan”).

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed by the Company solely to register an additional 4,000,000 shares of the Company’s common stock reserved for issuance under the Plan. This increase was approved by the Company’s board of directors and stockholders.  Pursuant to Instruction E, the contents of the Company’s previously filed Registration Statement on Form S-8 (SEC File No. 333-125990), including without limitation periodic reports that the Company filed, or will file, after this Registration Statement to maintain current information about the Company, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, with the exception of Items 3, 6 and 9 of Part II of such prior Registration Statement, each of which is amended and restated in its entirety herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)                                  The Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarters ended April 2, 2006 and July 2, 2006;

(c)                                  The Company’s Current Reports on Form 8-K filed on January 6, 2006, January 26, 2006, January 31, 2006, February 24, 2006, April 3, 2006, April 5, 2006, May 10, 2006, June 14, 2006, June 28, 2006 (with respect to Items 1.01, 4.01 and 9.01 contained therein only and excluding any information contained therein that is furnished pursuant to Items 2.02 and 7.01 contained therein) and August 23, 2006; and

(d)                                 The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. No. 000-51348) filed with the Commission on June 8, 2005 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers

The Company’s amended and restated certificate of incorporation, as amended, provides that it will, and Delaware law permits the Company to, under certain situations, indemnify any of its directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met.  Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.  A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.  Reference is made to Section 145 of the Delaware General Corporation Law and the Company’s amended and restated certificate of incorporation, as amended.

The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.  In addition, the Company’s consulting agreement with Dale A. Spencer, one of the Company’s directors, provides that he will be indemnified to the fullest extent permitted by the Delaware General Corporation Law, for any liabilities, costs or expenses arising out of Mr. Spencer’s association with the Company, except to the extent that such liabilities, costs or expenses arise under or are related to Mr. Spencer’s gross negligence or willful misconduct.  The Company’s change in control agreements with each of its executive officers and certain other employees provide that, in addition to any other indemnification obligations that the Company may have, if, following a change in control (as defined in such agreements), any of such individuals incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorney’s fees) as a result of such individual’s service to the Company or status as an officer and employee of the Company, such individual will be indemnified by the Company to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of such individual’s gross negligence or willful misconduct.

Prior to the consummation of the initial public offering of the Company’s common stock, ev3 LLC, a former Delaware limited liability company and the Company’s former parent company, merged with and into the Company and the Company became the holding company of ev3 LLC’s subsidiaries.  The operating agreement of ev3 LLC provides that ev3 LLC shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ev3 LLC under certain circumstances) by reason of the fact that the person is or was a member of the board of managers, officer, employee or agent of ev3 LLC, or is or was serving at the request of ev3 LLC as a member of the board, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ev3 LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In connection with ev3 LLC’s merger with and into the Company, the operating agreement was terminated except for the indemnification obligations, which survived termination of the operating agreement.

The Company has entered into agreements with its directors, executive officers and certain other employees regarding indemnification, in addition to indemnification provided for in the Company’s amended and restated certificate of incorporation, as amended, and intends to enter into indemnification agreements with any new directors and executive officers in the future.  Under these agreements, the Company is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of the Company’s directors, officers or employees.  The Company will be obligated to pay these amounts only if the officer, director or employee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests.  With respect to any criminal proceeding, the Company will be obligated to pay these amounts only if the officer, director or employee had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851))
4.2

Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 99.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348))

4.3	Amended and Restated Bylaws of ev3 Inc. (incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348))
4.4

Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.5

Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.6

Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.7

Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348))

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*              Filed herewith

Item 9.  Undertakings

(a)           The undersigned registrant hereby undertakes as follows:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”),
(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on August 25, 2006.

ev3 Inc.

By:	/s/ James M. Corbett
James M. Corbett
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints James M. Corbett, Patrick D. Spangler and L. Cecily Hines, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective  amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James M. Corbett	President, Chief Executive Officer and	August 25, 2006
James M. Corbett	Director (Principal Executive Officer)
/s/ Patrick D. Spangler	Chief Financial Officer and Treasurer	August 25, 2006
Patrick D. Spangler	(Principal Financial and Accounting Officer)
/s/ John K. Bakewell
John K. Bakewell	Director	August 24, 2006
/s/ Richard B. Emmitt
Richard B. Emmitt	Director	August 25, 2006
/s/ Douglas W. Kohrs
Douglas W. Kohrs	Director	August 25, 2006
/s/ Dale A. Spencer
Dale A. Spencer	Director	August 25, 2006
/s/ Thomas E. Timbie
Thomas E. Timbie	Director	August 24, 2006
/s/ Elizabeth H. Weatherman
Elizabeth H. Weatherman	Director	August 25, 2006

ev3 Inc.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851)
4.2	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 99.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348),
4.3	Amended and Restated Bylaws of ev3 Inc.	Incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348)
4.4

Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC

Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)
4.5

Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto

Incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)
4.6

Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto

Incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)
4.7

Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto

Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348)

Exhibit No.	Description	Method of Filing
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith
23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page to this Registration Statement